FOR IMMEDIATE RELEASE

MARTIN E. PLOURD TO RETIRE AS COMMUNITY WEST BANCSHARES PRESIDENT
He will continue to serve as a director of the Company and Bank

FRESNO, CALIFORNIA – November 13, 2025 – The Board of Directors of Community West Bancshares (“Company”) (NASDAQ: CWBC), the bank holding company and parent company of Community West Bank (“Bank”), announced the retirement of Martin E. Plourd as President of the Company, effective March 31, 2026. He plans to continue to serve as a director of the Company and Bank. Effective April 1, 2026, James J. Kim, currently CEO of the Company and CEO and President of Bank, will be appointed as CEO and President of both the Company and Bank.

“We thank Martin for his leadership and dedication to the Company,” stated Daniel J. Doyle, Chairman of the Board. “His distinguished 45-year career in banking and thoughtful perspective continue to be tremendous assets to our board.”

Martin E. Plourd was appointed as a director for the Company and Bank and President of the Company on April 1, 2024, following the completion of the acquisition of the legacy Community West Bancshares and Bank, where he previously served as President, CEO and a director since 2011. His substantial financial services background, leadership expertise and strong commitment to serving clients and communities have earned him numerous accolades over his 45-year career. In addition to his active Company and Bank board roles, Martin generously gives of his time to nonprofits and service organizations. He currently serves as the Chair of California Bankers Association.
About Community West Bank and Bancshares
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities by exceeding expectations at every opportunity, and opened its first Banking Center on January 10, 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and CEO of the Bank), Martin E. Plourd (President of the Company), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Andriana D. Majarian, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at
www.communitywestbank.com. Also, follow the Company on LinkedIn, X and Facebook.

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MEDIA CONTACT:
Debbie Nalchajian-Cohen
559-222-1322